EXHIBIT 10.7

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”), dated as of October 28, 2011 (the “Effective Date”), is by and between Genie Energy Ltd., a Delaware corporation (the “Company”) and Avi Goldin, an individual (the “Employee”).

WHEREAS, in recognition of the Employee’s experience and abilities, the Company desires to assure itself of the continued employment of the Employee in accordance with the terms and conditions provided herein; and

WHEREAS, the Employee wishes to continue to perform services for the Company in accordance with the terms and conditions provided herein; and

NOW, THEREFORE, in consideration of the promises and the respective covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Employment.  The Company hereby agrees to employ the Employee, and the Employee hereby agrees to be employed by and perform services for the Company or its subsidiaries and affiliates, on the terms and conditions set forth herein.

2. Term.  The term of this Agreement is for a three (3) year period (the “Term”) and shall commence as of the Effective Date set forth above and terminate on the third anniversary thereof, or upon the Employee's earlier death, or other termination of employment pursuant to Section 9 hereof.  The Term shall automatically be renewed or extended for additional one year periods beyond its otherwise scheduled expiration unless, not later than ninety (90) days prior to any such expiration, either party hereto shall have notified the other party in writing that such renewal extension shall not take effect.

3. Position. During the Term, the Employee shall serve as the Chief Financial Officer of the Company and in such other capacities as shall be designated by the Board of Directors of the Company (the “Board”) and agreed to by the Employee from time to time.

4. Duties and Reporting Relationship.  During the Term, the Employee shall, on a full-time basis, use his skills and render services to the best of his abilities on behalf of the Company. The Employee shall report directly to the Chief Executive Officer of the Company and the Board.  The Employee shall comply with all of the policies and procedures of the Company.

5. Place of Performance.  The Employee shall perform his duties and conduct his business on a full-time basis at the Company’s Headquarters, except for required travel on Company business.

6. Compensation and Related Matters.

(a) Annual Base Salary.  The Company shall pay to the Employee an annual base salary (the “Base Salary”) at a rate of TWO HUNDRED FIFTY THOUSAND DOLLARS ($250,000), payable in accordance with the Company’s standard payroll practices, less applicable taxes and customary withholdings.

(b) Executive Management Bonus Program.  In the event the Company establishes a bonus program for its senior executive management, the Employee shall also be entitled to participate in such program at a level as shall be approved by the Compensation Committee of the Board. Notwithstanding whether a program is established, subject to satisfaction with the Employee’s job performance by the Chief Executive Officer and the Chairman of the Board, and specific criteria that may be established from time to time, as well as approval by the Compensation Committee, the target annual bonuses for the Employee shall be FIFTY THOUSAND DOLLARS ($50,000) in the first year of the Term, SEVENTY FIVE THOUSAND DOLLARS ($75,000) in the second year of the Term, ONE HUNDRED THOUSAND DOLLARS ($100,000) in the third year of the Term, and in such amount as shall be agreed upon during any extension of the Term.

(c) Employee Benefits.  During the Term, the Employee will be eligible to participate in the Company’s medical, dental, life and disability programs (collectively the “Programs”) subject to the terms and conditions of the Programs.  In addition, during the Term, the Employee will be eligible to participate in the Company’s 401(k) savings plan (the “401(k) plan”) subject to the terms and conditions of the 401(k) plan.

(d) Business Expenses. The Company shall reimburse the Employee for all ordinary and necessary business expenses incurred by him in connection with his employment (including without limitation, expenses for travel (via coach class) and entertainment incurred in conducting or promoting business for the Company) upon submission by the Employee of receipts and other documentation in accordance with the Company's normal business expense reimbursement policies.  The Employee must use the Company’s travel department (if such a department exists) to arrange for all business related travel.

(e) Paid Vacation. The Company will provide the Employee with paid vacation in addition to Company Closed Days as outlined in the Company’s Policy Handbook for Employees.

7. Non-Disclosure and Non-Competition Agreement. The Employee agrees that upon execution of this Agreement, he will simultaneously execute the Company’s standard Non-Disclosure and Non-Competition Agreement, a copy of which is attached hereto as Exhibit “A”.  Notwithstanding anything to the contrary contained herein, the remedies provided for in the Non-Disclosure and Non-Competition Agreement are separate and distinct from those provided for in this Agreement and in no event shall such remedies be superseded by any provision contained herein.

8. Representations. The Employee represents and warrants to the Company that the execution and delivery of this Agreement, and the Non-Disclosure and Non-Competition Agreement, do not, and the performance by the Employee of his obligations hereunder shall not, conflict with, result in the breach of any provisions of or the termination of, or constitute a default under, any agreement, contract, or other obligation to assign inventions or to keep information confidential, to which the Employee is a party or by which the Employee was, is, or may be bound.

9. Termination.  The Employee’s employment hereunder may be terminated without breach of this Agreement as follows:

(a) Death; Disability.  The Employee’s employment hereunder shall terminate upon his death or “Disability” (as hereinafter defined).  Upon any such termination, the Employee (or, in the event of his death, his estate) (i) shall receive any accrued or vested compensation, including salary, commission, bonus(es), through the “Date of Termination” (as hereinafter defined), (ii) shall be reimbursed for unpaid and approved business expenses (in accordance with the Company’s normal business expense reimbursement procedures) through such Date of Termination.  The Employee (and in the event of his death, his estate) shall not be entitled to any other amounts or benefits from the Company or otherwise, except payments pursuant to any Company life insurance program/policy then in effect.  For purposes of this Agreement, “Disability” shall mean the inability of the Employee to perform his duties on account of a physical or mental illness for a period of sixty (60) consecutive days or ninety (90) days in any six (6) month period.  If, during the Term, the Employee’s employment is terminated by reason of the Employee becoming Disabled, the Company shall pay to the Employee (or his estate as applicable) any accrued or vested compensation including salary, commission, bonus(es), through the Date of Termination and the Employee (or his estate as applicable) shall be reimbursed for unpaid and approved business expenses (in accordance with the Company’s normal business expense reimbursement procedures) through such Date of Termination.  Notwithstanding anything contained herein to the contrary, during any period of Disability, the Company shall not be obligated to pay any compensation or other amounts to the Employee except as expressly provided by the Programs then in effect.

(b) Cause; Resignation Without Good Reason.  The Company may terminate the Employee’s employment hereunder for “Cause” (as hereinafter defined) or the Employee may resign from his position with the Company without “Good Reason” (as hereinafter defined).  For purposes of this Agreement, the Company shall have “Cause” to terminate the Employee’s employment hereunder: (i) upon the Employee’s indictment or conviction for the commission of an act or acts constituting a felony under the laws of the United States or any State thereof, (ii) upon the Employee’s commission of fraud, embezzlement or gross negligence, (iii) upon the Employee’s willful or continued failure to perform an act permitted by the Company’s rules, policies or procedures, including without limitation, the Company’s   Code of Business Conduct and Ethics that is within his material duties hereunder (other than by reason of physical or mental illness or disability) or directives of the Board, or material breach of the terms hereof or of the  Non-Disclosure and Non-Competition Agreement annexed hereof, in each case, after written notice has been delivered to the Employee by the Company, which notice specifically identifies the manner in which the Employee has not substantially performed his duties or has committed a breach, and the Employee's failure to substantially perform his duties or breach is not cured within fifteen (15) business days after such notice has been given to the Employee; (iv) upon any misrepresentation by the Employee of a material fact to or concealment by the Employee of a material fact from the Board, the Chairman,  the Chief Executive Officer and/or general counsel; or (v) upon any material violation of the Company’s rules, policies or procedures, including without limitation, the Company’s Code of Business Conduct and Ethics.  For purposes of this Section 7(b), no act or failure to act on the Employee's part shall be deemed “willful” unless done or omitted to be done, by the Employee not in good faith and without reasonable belief that the Employee's act, or failure to act, was in the best interest of the Company.

If the Company terminates the Employee’s employment for Cause, or if the Employee shall resign from the Company without Good Reason, the Employee shall not be entitled to any severance payments, any unvested stock options, or other unvested equity incentive awards shall terminate, and the Employee shall relinquish any and all rights to any amounts payable and to any benefits otherwise provided for herein, provided that the Employee shall (A) be entitled to receive accrued or vested compensation, including salary, commission, and bonus(es), through the Date of Termination, and (B) have the right to be reimbursed for unpaid and approved business expenses (in accordance with the Company’s normal business expense reimbursement procedures) through such Date of Termination.

If the Employee resigns from the Company without Good Reason, or if the Employee does not intend to seek renewal of the Term, the Employee shall provide written notice to the Company at least ninety (90) days prior to the actual Date of Termination of the Employee’s employment, which ninety day notice period may be waived by the Company in its sole discretion.

(c) Termination Without Cause; Resignation for Good Reason. The Employee’s employment hereunder may also be terminated by the Company at any time for any reason without Cause or by the Employee for “Good Reason”.

For purposes of this Agreement, the Employee shall have “Good Reason” to terminate his employment hereunder upon (i) the Company’s failure to perform its material duties hereunder, which failure has not been cured by the Company within fifteen (15) days of its receipt of written notice thereof from the Employee; (ii) a reduction by the Company (without the consent of the Employee, which consent may be revoked at any time) in the Employee’s Base Salary, or substantial reduction in the other benefits provided to the Employee; (iii) the assignment to the Employee of duties inconsistent with the Employee’s status as a senior executive officer of the Company; (iv) the relocation of the Employee’s principle place of employment to a location more than thirty-five (35) miles from its current Newark, New Jersey location or outside of the New York City metropolitan areas; v) the assignment of duties inconsistent with the Company’s rules, policies or procedures, including without limitation, the Company’s Code of Business Conduct and Ethics; (vi) any purported termination of the Employee’s employment not in accordance with the terms hereof; or (vii) any “Change in Control” of the Company.  For purposes of this Agreement, a “Change in Control” shall mean and shall be deemed to have occurred if (A) any person or group (within the meaning of Rule 13d-3 of the rules and regulations promulgated under the Securities Exchange Act of 1934, as amended), other than Howard Jonas, members of his immediate family, his affiliates, trusts or private foundations established by or on his behalf, and the heirs, executors or administrators of Howard Jonas, shall acquire in one or a series of transactions, whether through sale of stock or merger, voting securities representing more than 50% of the voting power of all outstanding voting securities of the Company or any successor entity of the Company, or (B) the stockholders of the Company shall approve a complete liquidation or dissolution of the Company. The Employee's right to terminate the Employee’s employment for Good Reason shall not be affected by the Employee's incapacity due to physical or mental illness.  The Employee's continued employment shall not constitute consent to, or a waiver of rights, with respect to any act or failure to act constituting Good Reason hereunder.  Notwithstanding the foregoing, a termination shall not be treated as a resignation for Good Reason if the Employee shall have consented in writing to the occurrence of the event giving rise to the claim of resignation for Good Reason.

If the Employee gives notice of his intent to terminate his employment with Good Reason, the Employee shall first provide written notice to the Company, which notice specifically identifies the event or circumstances giving rise to the Good Reason for which the Employee is terminating his employment, within ninety (90) days of when such event or circumstance giving rise to the Good Reason becomes effective or transpires.  The notice of Good Reason must give the Company the opportunity to cure and if the Company fails to cure within thirty (30) business days of its receipt of the notice, the Employee’s resignation for Good Reason shall be deemed effective.

If the Company terminates the Employee’s employment without Cause or the Employee terminates his employment for Good Reason, (1) the Company shall provide the Employee with at least sixty (60) days’ notice (which time period may be shortened by mutual agreement of the parties) of its intent to terminate this Agreement without Cause; (2) the Company shall pay to the Employee all accrued or vested compensation, including salary, commission, and bonus(es) through the Date of Termination, (3) the Company shall reimburse the Employee for unpaid and approved business expenses through such Date of Termination (in accordance with the Company’s normal business expense reimbursement procedures), (4) all awards theretofore granted to the Employee under the Company’s incentive plans shall continue to vest (and the restrictions thereon lapse) on their then existing schedule notwithstanding the termination of employment, and (5) the Company shall pay to the Employee a severance payment equal to the greater of (i) the amount he would be entitled to under Company policy in effect at the time of termination, and  (ii) his Base Salary plus his target bonus under Section 6(b) hereof (at the rates in effect on the Date of Termination) for the remainder of the Term, but in no event less than a 12-month period (the “Severance Payment ”).  As a condition to receiving the Severance Payment, the Employee will be required to execute and deliver the Company’s standard release agreement (the “Release Agreement”). Subject to Section 19 hereof, the Severance Payment will be paid over the period of time covered thereby following the effective date of the Release Agreement on the Company’s regularly scheduled payroll payment dates.

(d) Severance upon expiration of the Term. Upon expiration of the Term, and in the event that the Company does not offer to extend the Term, and the Company and the Employee do not agree on terms and conditions for continued employment, the Employee shall also be entitled to receive (1) all accrued or vested compensation, including salary, commission, and bonus(es) through the Date of Termination, (2) unpaid and approved business expenses through such Date of Termination (in accordance with the Company’s normal business expense reimbursement procedure), and (3) a severance payment equal to the greater of (A) the amount he would be entitled to under Company policy in effect at that time, and(B) his Base Salary plus his target bonus under Section 6(b) hereof (at the rates in effect on the Date of Termination) for a 12-month period, subject to his execution and delivery of the Release Agreement.  Subject to Section 19 hereof, the severance payment will be paid over the period of time covered thereby following the effective date of the Release Agreement on the Company’s regularly scheduled payroll payment dates.   Further, upon such non-extension of the Term by the Company, all awards theretofore granted to the Employee under the Company’s incentive plans shall continue to vest (and the restrictions thereon lapse) on their then existing schedule notwithstanding the termination of employment,

(e) Notice of Termination. Any termination of the Employee’s employment by the Company (other than termination upon the death of the Employee) or by the Employee shall be communicated by written Notice of Termination by such party to the other in accordance with Section 10 hereof.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice that shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee’s employment under the provision so indicated (as applicable).

(f)  Date of Termination. “Date Of Termination” shall mean (i) if the Employee’s employment is terminated by his death, the date of his death, (ii) the date of expiration of the Term if either party elects not to renew the Term for an additional year or (iii) if the Employee’s employment is terminated pursuant to any of the other terms set forth above, the date specified in the Notice of Termination.

10. Notices.  For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, or by an overnight courier (signature required), sent by facsimile (with evidence of successful transmission) or by electronic mail (return receipt requested) in each case addressed as follows:

If to the Company:

Genie Energy Ltd.
520 Broad Street
Newark, New Jersey 07102
Attn:   Chief Executive Officer

with a copy to:

Genie Energy Ltd.
520 Broad Street
Newark, New Jersey 07102
Attn:    General Counsel

If to the Employee:

Avi Goldin
1074 Dartmouth Street
Teaneck, NJ 07666

or to such other address, facsimile number or email address as either party may have furnished to the other in accordance herewith, except that notices of change of address shall be effective only upon receipt.

11. Miscellaneous.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Employee and such officer of the Company as may be specifically designated by the Board.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party, which are not set forth expressly in this Agreement.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New Jersey without regard to its conflicts of law principles.  By executing this Agreement, the Employee consents to the personal jurisdiction of all state and federal courts and arbitration forums located in the State of New Jersey.  This Agreement shall be binding upon and inure to the benefit of the Company, and its successors and assigns, and upon the Employee.  The obligations of the Employee shall not be assignable or otherwise transferable.

12. Validity.  The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

13. Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

14. Entire Agreement.  Other than the Company’s Non-Disclosure and Non-Competition Agreement referenced above, this Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes any and all other prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereof; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and canceled.

15. Arbitration.  Except as set forth in Section 7 and Section 17, the Employee and the Company agree that any claim, controversy or dispute between the Employee and the Company (including, without limitation, its affiliates, officers, representative or agents) arising out of or relating to this Agreement, the employment of the Employee, the cessation of employment of the Employee, or any matter relating to the foregoing shall be submitted to and settled by commercial arbitration in a forum of the American Arbitration Association (" AAA ") located in the State of New Jersey and conducted in accordance with the National Rules for the Resolution of Employment Disputes.  In such arbitration: (i) the arbitrator shall agree to treat all evidence and other information presented by the parties to the same extent as Confidential Information under the Non-Disclosure and Non-Competition Agreement must be held confidential by the Employee, (ii) the arbitrator shall have no authority to amend or modify any of the terms of this Agreement, and (iii) the arbitrator shall have ten business days from the closing statements or submission of post-hearing briefs by the parties to render his or her decision.  Any arbitration award shall be final and binding upon the parties, and any court, state or federal, having jurisdiction may enter a judgment on the award.  Each party shall bear its/his own costs of participating in any arbitration proceedings or other dispute proceedings.  The foregoing requirement to arbitrate claims, controversies, and disputes applies to all claims or demands by the Employee, including, without limitation any rights or claims the Employee may have under the Age Discrimination in Employment Act of 1967 (which prohibits age discrimination in employment), Title VII of the Civil Rights Act of 1964 (which prohibits discrimination in employment based on race, color, national origin, religion, sex, or pregnancy), the Americans with Disabilities Act of 1991 (which prohibits discrimination in employment against qualified persons with a disability), the Equal Pay Act (which prohibits paying men and women unequal pay for equal work), ERISA, the New Jersey Law Against Discrimination, the New Jersey Conscientious Employee Protection Act (or other federal or state whistleblower laws), or any other federal, state, or local laws or regulations pertaining to the Employee’s employment or the termination of the Employee's employment.

16. Choice of Law.  This Agreement shall be interpreted and enforced in accordance with the laws of the State of New Jersey.

17. Remedies of the Company.  Notwithstanding the arbitration provisions of Section 15, upon any termination for Cause that may cause irreparable harm to the Company or upon the violation of the Company’s Non-Disclosure and Non-Competition Agreement, the Company shall be entitled, if it so elects, to institute and prosecute proceedings to obtain injunctive relief and damages, costs and expenses, including, without limitation, reasonable attorneys' fees and expenses, with respect to such termination.

18. Representations.  The Employee has been advised to obtain independent counsel to evaluate the terms, conditions, and covenants set forth herein and he has been afforded ample opportunity to obtain such independent advice and evaluation.  The Employee warrants to the Company that he has relied upon such independent counsel and not upon any representation (legal or otherwise), statement, or advice said or offered by the Company or the Company’s counsel in connection herewith.

19. Section 409A.  All provisions of this Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A of the Internal Revenue Code (“Section 409A”).  By way of example, and not limitation, it is the intent of the parties that the Severance Payment be exempt from the application of Section 409A pursuant to the “short-term deferral”  rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations. Notwithstanding the above, if the Company determines that the Severance Payment constitutes “nonqualified deferred compensation” within the meaning of Section 409A, payment of such Severance Payment shall not commence until the Employee incurs a “separation from service” within the meaning of Treasury Regulation §1.409A−1(h) (“Separation from Service”). If, at the time of Employee's Separation from Service, the Employee is a “specified employee” (under Section 409A), such Severance Payment shall not be paid until after the earlier of (i) the expiration of the six-month period measured from the date of Employee’s Separation from Service with IDT, or (ii) the date of the Employee's death (the “409A Suspension Period”).

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first written above.

GENIE ENERGY LTD.

By:	/s/ Claude Pupkin
Claude Pupkin
Chief Executive Officer

EMPLOYEE:

/s/Avi Goldin
Avi Goldin